CuraGen Corporation

Exhibit 14.2

CORPORATE CODE OF CONDUCT

FOREWORD

This Corporate Code of Conduct, referred to as the “Code,” is intended to provide associates, as defined below, of CuraGen Corporation and its subsidiaries (collectively “CuraGen” or the “Company”) with a clear understanding of the principles of business conduct and ethics that are expected of them. Every Company associate must acknowledge his or her review of, and agreement to comply with, the Code as a condition of his or her relationship with the Company. The term “associate” means every full-time, part-time, and seasonal employee of the Company and its subsidiaries, all members of the Company’s senior management, including the company’s Chief Executive Officer and Chief Financial Officer, and every member of the Company’s Board of Directors, even if such member is not employed by the Company.

Many of the standards outlined on the following pages will be familiar, for they reflect the fundamental values of fairness and integrity that are a part of our daily lives. Applying these standards to our business lives is an extension of the values by which we are known as individuals and by which we want to be known as a Company.

It is each associate’s responsibility to conduct themselves in an ethical business manner and also to ensure that others do the same. If any associate violates these standards, he or she can expect a disciplinary response, up to and including termination of any employment or other relationship with the Company. Associates who violate the Code may simultaneously violate federal, state, local or foreign laws, regulations or policies. Such associates may be subject to prosecution, imprisonment and fines, and may be required to make reimbursement to the Company, the government or any other person for losses resulting from the violation. They may be subject to punitive or treble damages depending on the severity of the violation and applicable law.

If any breach of the Code is known to an associate, they are obligated to report violations to the third party reporting service the Company has retained, as fully described in the Company’s Whistleblower Policy. This reporting service has been established to anonymously receive such reports. Violations of the Code may also be reported to any member of management, or a member of the Nominating and Governance Committee of the Company’s Board of Directors. The reporting mechanisms are more fully described later in this document. By establishing a confidential and anonymous procedure to accept and process such reports, the Company has attempted to ensure that the good faith efforts of all associates to comply with the Code will not be undermined.

The ultimate responsibility for maintaining the Code rests with each associate. As individuals of personal integrity, we can do no less than to behave in a way that will continue to bring credit to ourselves and to CuraGen.

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CuraGen Corporation

If the Company requests an associate’s cooperation in connection with any investigation regarding alleged violations of the Code or other matters relating to alleged unlawful conduct, the associate is required to cooperate with that investigation as a condition of continued relationship with the Company. The refusal to cooperate fully with any investigation is a violation of the Code.

Since it is impossible for this Code to describe every situation that may arise, the standards explained in this Code are guidelines that should govern associate conduct at all times. If an associate is confronted with a situation not covered by this Code, or has a question regarding the matters that are addressed in the Code, they are urged to consult with a member of management, or their direct supervisor or the Nominating and Governance Committee.

The provisions of the Code regarding actions the Company will take upon notification of a potential violation of the Code are guidelines which the Company intends to follow. There may be circumstances, however, that in the Company’s judgment require different measures or actions, and in such cases the Company may act outside the provisions of the Code while attempting to be consistent with the principles underlying this Code.

A copy of the Code is posted on CuraGen’s intranet site. Any versions of the Code published prior to March 1, 2004 are rescinded. [References in the Code to specific policies are either incorporated in CuraGen’s Policies and Procedures Manual or are specifically named.] Because the general business atmosphere of CuraGen and economic conditions are always changing, the statements in this policy may be changed, deleted, or supplemented at any time at CuraGen’s discretion. Each associate is responsible for understanding new policies, as they are issued/deleted/changed. The absence of a signed acknowledgement does not exempt an associate from compliance with this Code of Conduct or any other state/federal/Company rules/regulations.

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CuraGen Corporation

IMPLEMENTATION OF THE CODE

Section I

The Company has attempted to design procedures that ensure maximum confidentiality, anonymity, and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code.

The Company’s Board of Directors has assigned to its Nominating and Governance Committee the task of administering, updating and enforcing the Code. Ultimately, the Board of Directors of the Company is responsible for ensuring that the Nominating and Governance Committee fulfills these responsibilities.

The Nominating and Governance Committee has overall responsibility for overseeing the implementation of the Code. Specific responsibilities include:

•	Developing the Code based on legal requirements, regulations and ethical considerations that are raised in the company’s operations;

•	Ensuring that the Code is distributed to all associates and that all associates acknowledge the principles of the Code;

•	Providing for a reporting mechanism so that associates have a confidential and anonymous method of reporting not only suspected violations of the Code but concerns regarding federal securities or antifraud laws or any federal law relating to fraud against shareholders;

•	Conducting internal investigations, with the assistance of counsel, of suspected compliance violations;

•	Implementing a training program around the Code and the Company’s reporting mechanism for Code and other violations;

•	Auditing and assessing compliance success with the Code;

•	Revising and updating the Code to respond to detected violations and changes in the law;

•	Evaluating the effectiveness of the Code and improving the Code as necessary.

The Nominating and Governance Committee will provide a summary of all matters considered under the Code to the Board of Directors or a committee thereof at each regular meeting thereof or sooner if warranted by the severity of the matter.

Contact information for the Chairman of the Nominating and Governance Committee is listed on CuraGen’s intranet site. The Chairman of the Nominating and Governance Committee can assist in answering questions or reporting violations or suspected violations under the Code.

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CuraGen Corporation

In conjunction with establishing Whistleblower procedures, the Company has retained a third party reporting service that each associate may contact to report any suspected federal securities or antifraud laws, or any federal law relating to fraud against shareholders. Associates may also report to this service any other concerns they may have with respect to the Company. Associates may make such reports on a completely anonymous and confidential basis. The third party service, will, in turn, provide reports directly to the Chairman of the Audit Committee regarding the confidential reports it receives. The third party service provider may be reached 24 hours per day, 7 days a week at a toll-free number which is provided on CuraGen’s intranet site.

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CuraGen Corporation

GENERAL REQUIREMENTS

Section II

In general, the Company expects that all of its associates will be honest, fair, and accountable in all business dealings and obligations, and its associates will ensure: the ethical handling of conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in the reports required to be filed by the Company with the Securities and Exchange Commission and in other public communications made by the Company; and compliance with applicable governmental laws, rules and regulations.

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CuraGen Corporation

CONFLICTS OF INTEREST

Section III

Associates should avoid any situation that may involve, or even appear to involve, a conflict between their personal interests and the interests of CuraGen. In dealings with current or potential customers, suppliers, contractors, and competitors, each associate should act in the best interests of the Company to the exclusion of personal advantage. Associates are prohibited from any of the following activities which could represent an actual or perceived conflict of interest:

•	No associate or immediate family member of an associate shall have a significant financial interest in, or obligation to, any outside enterprise which does or seeks to do business with the Company or which is an actual or potential competitor of the Company, without prior approval of the Nominating and Governance Committee, or in the case of executive officers or members of the Board of Directors, the full Board of Directors;

•	No associate shall conduct a significant amount of business on the Company’s behalf with an outside enterprise which does or seeks to do business with the company if an immediate family member of the associate is a principal, officer or employee of such enterprise, without prior approval of the Nominating and Governance Committee, or in the case of executive officers or members of the Board of Directors, the full Board of Directors;

•	No associate or immediate family member of an associate shall serve as a director, officer or in any other management or consulting capacity of any actual or potential competitor of the Company; without prior approval of the Nominating and Governance Committee, or in the case of executive officers or members of the Board of Directors, the full Board of Directors;

•	No associate shall use any Company property or information or his or her position at the Company for his or her personal gain;

•	No associate shall engage in activities that create personal financial gain as a result of his or her position in obtaining government grants, publications, etc;

•	No associate shall engage in activities that are directly competitive with those in which the Company is engaged;

•	No associate shall divert a business opportunity from the Company to such individual’s own benefit. If an associate becomes aware of an opportunity to acquire or profit from a business opportunity or investment in which the Company is or may become involved or in which the Company may have an existing interest, the associate should disclose the relevant facts to the Executive Committee or the Nominating and Governance Committee. The associate may proceed to take advantage of such opportunity only if the Company is unwilling or unable to take advantage of such opportunity as notified in writing by the Committee;

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CuraGen Corporation

•	No associate or immediate family member of an associate shall receive any loan or advance from the company, or be the beneficiary of a guarantee by the Company of a loan or advance from a third party, except for customary advances or corporate credit in the ordinary course of business or approved by the Audit Committee of the Board of Directors. (See Section IV. E., “Corporate Advances”, for more information on permitted corporate advances.)

In addition, the Audit Committee will review and approve all related-party transactions, as required by the Securities and Exchange Commission, The NASDAQ Stock Market or any other regulatory body to which the Company is subject.

Each associate should make prompt and full disclosure in writing to the Executive Committee or Nominating and Governance Committee of any situation that may involve a conflict of interest. Failure to disclose any actual or perceived conflict of interest is a violation of the Code.

This statement replaces the policy previously issued on November 12, 2003.

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CuraGen Corporation

PROTECTION and PROPER USE of COMPANY ASSETS

Section IV

Proper protection and use of Company assets and assets entrusted to it by others, including proprietary information, is a fundamental responsibility of each associate of the Company. Associates must comply with security programs to safeguard such assets against unauthorized use or removal, as well as against loss by criminal act or breach of trust. The provisions hereof relating to protection of the Company’s property also apply to property of others entrusted to it (including proprietary and confidential information).

A.	Proper Use of Company Property

Except in the ordinary course of business the removal of Company property from the Company’s facilities is prohibited, unless authorized by the Company. This applies to furnishings, equipment, and supplies, as well as property created or obtained by the Company for its exclusive use – such as client lists, files, personnel information, reference materials and reports, computer software, data processing programs and databases. Neither originals nor copies of these materials may be removed from the Company’s premises or used for purposes other than the Company’s business without prior written authorization from management.

The Company’s products and services are its property; contributions made by any associate to their development and implementation are the Company’s property and remain the Company’s property even if the individual’s employment or engagement terminates.

Each associate has an obligation to use the time for which he or she receives compensation from the company productively. Work hours should be devoted to activities directly related to the Company’s business or civil and charitable activities approved by the Executive committee.

B.	Confidential Information

The Company provides its associates with confidential information relating to the Company and its business with the understanding that such information is to be held in confidence and not communicated to anyone who is not authorized to see it, except as may be required by law. The types of information that each associate must safeguard include (but are not limited to) the Company’s plans and business strategy, unannounced products and/or contracts, sales data, significant projects, customer and supplier lists, patents, patent applications, trade secrets, manufacturing techniques and sensitive financial information, whether in electronic or conventional format. These are costly, valuable resources developed for the exclusive benefit of the Company. No associate shall disclose the Company’s confidential information to an unauthorized third party or use the Company’s confidential information for his or her own personal benefit.

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Each associate is required to be familiar with and abide by the Company’s confidentiality agreement. Upon commencement of association with the Company this agreement is communicated to all Company associates, who are then asked to acknowledge receipt, and is also available upon request from the Human Resources Department.

C.	Accurate Records and Reporting

Under law, the Company is required to keep books, records and accounts that accurately and fairly reflect all transactions, dispositions of assets and other events that are the subject of specific regulatory record keeping requirements, including generally accepted accounting principles and other applicable rules, regulations and criteria for preparing financial statements and for preparing periodic reports filed with the Securities and Exchange Commission. All Company reports, accounting records, sales reports, expense accounts, invoices, purchase orders, and other documents must accurately and clearly represent the relevant facts and the true nature of transactions. Reports and other documents should state all material facts of a transaction and not omit any information that would be relevant in interpreting such report or document. Under no circumstance may there be any unrecorded liability or fund of the company, regardless of the purposes for which the liability or fund may have been intended, or any improper or inaccurate entry knowingly made on the books or records of the Company. No payment on behalf of the Company may be approved or made with the intention, understanding or awareness that any part of the payment is to be used for any purpose other than that described by the documentation supporting the payment. In addition, intentional accounting misclassifications (e.g., expense versus capital) and improper acceleration or deferral of expenses or revenues are unacceptable reporting practices that are expressly prohibited.

The Company has developed and maintains a system of internal controls to provide reasonable assurance that transactions are executed in accordance with management’s authorization, are properly recorded and posted, and are in compliance with regulatory requirements. The system of internal controls within the Company includes written policies and procedures, budgetary controls, supervisory review and monitoring, and various other checks and balances, and safeguards such as password protection to access the Company computer system.

The Company has also developed and maintains a set of disclosure controls and procedures to ensure that all of the information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified by the Securities and Exchange Commission’s rules and forms.

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CuraGen Corporation

Responsibility for compliance with these internal controls and disclosure controls and procedures rests not solely with the Company’s accounting personnel, but with all associates involved in approving transactions, supplying documentation for transactions, and recording, processing, summarizing and reporting of transactions and other information required by periodic reports filed with the Securities and Exchange Commission. Because the integrity of the company’s external reports to shareholders and the Securities and Exchange Commission depends on the integrity of the Company’s internal reports and record-keeping, all associates must adhere to the highest standards of care with respect to our internal records and reporting. The Company is committed to full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by it with the Securities and Exchange Commission, and it expects each associate to work diligently towards that goal. Any associate who believes the Company’s books and records are not in accord with these requirements should immediately report the matter to the third-party vendor hotline, or to a member of the Audit Committee.

Associates are expected to be familiar with, and to adhere strictly to, these internal controls and disclosure controls and procedures, as applicable.

D.	Document Retention

Numerous federal and state statutes require the proper retention of many categories of records and documents that are commonly maintained by companies. In consideration of those legal requirements and the Company’s business needs, all associates must maintain records in accordance with departmental requirements.

Any record, in paper or electronic format, relevant to a threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit may not be discarded, concealed, falsified, altered, or otherwise made unavailable, once an associate has become aware of the existence of such threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit. When in doubt regarding retention of any record, an associate must not discard or alter the record in question and should seek guidance from the associate’s supervisor, a member of management, or a member of the Nominating and Governance Committee.

Each supervisor is required to be familiar with and abide by the Company’s Records Retention Policy. Upon commencement of association with the Company this policy is communicated to all Company supervisors, who are then asked to acknowledge receipt, and is also available upon request from the Human Resources Department.

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CuraGen Corporation

E.	Corporate Advances

Under law, the Company may not loan money to certain associates. In limited circumstances the Executive Committee may approve advances. It shall be a violation of the Code for any associate to advance Company funds to any other associate or to himself or herself except for usual and customary business advances for legitimate corporate purposes which are approved by the Executive Committee or pursuant to a corporate credit card for usual and customary, legitimate business purposes.

Company credit cards are to be used primarily for authorized, legitimate business purposes. In circumstances where corporate credit cards are used for personal items, or personal items are part of a larger bill, an associate is expected to identify these items and repay the company in a timely manner.

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CuraGen Corporation

FAIR DEALING with CUSTOMERS, SUPPLIERS, COMPETITORS, and ASSOCIATES

Section V

The Company does not seek to gain any advantage through the improper use of favors or other inducements. Good judgment and moderation must be exercised to avoid misinterpretation and adverse effect on the reputation of the Company or its associates. Offering, giving, soliciting or receiving any form of bribe to or from an employee of a customer or supplier to influence that employee’s conduct is strictly prohibited.

A.	Entertainment and Gifts

Cash or cash-equivalent gifts must not be given by an associate to any person or enterprise other than customary and inexpensive gifts that would normally not be considered a bribe. All entertainment activities, including tips, should be made with judgment and encompass normally accepted business practices. Gifts, favors, entertainment or other inducements, whether individual or cumulative, may not be accepted by associates or members of their immediate families from any person or organization that does or seeks to do business with, or is a competitor of, the Company, except as common courtesies and usually associated with customary business practices. An especially strict standard applies when suppliers are involved. If a gift unduly influences or makes an associate feel obligated to “pay back” the other party with business, receipt of the gift is unacceptable.

The special considerations relating to gifts to foreign officials and government employees are discussed below.

B.	Unfair Competition

Although the free enterprise system is based upon competition, rules have been imposed stating what can and what cannot be done in a competitive environment. The following practices may lead to liability for “unfair competition” and are violations of the Code:

•	Disparagement of Competitors. It is not illegal to point out weaknesses in a competitor’s service, product or operation; however, associates may not spread false rumors about competitors or make misrepresentations about their businesses. For example, an associate may not pass on anecdotal or unverified stories about a competitor’s products or services as the absolute truth (e.g., the statement that “our competitors’ diagnostic testing procedures have poor quality control”).

•	Disrupting a Competitor’s Business. This includes bribing a competitor’s employees, posing as prospective customers or using deceptive practices such as enticing away employees in order to obtain secrets or destroy a competitor’s organization. For example, it is not a valid form of “market research” to visit a competitor’s place of business posing as a customer.

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CuraGen Corporation

•	Misrepresentations of Price and Product. Lies or misrepresentations about the nature, quality or character of the Company’s services and products are both illegal and contrary to company policy. An associate may only describe our services and products based on their documented specifications, or expected future performance, not based on anecdote or his or her belief that our specifications are too conservative.

C.	Antitrust Concerns

Federal and state antitrust laws are intended to preserve the free enterprise system by ensuring that competition is the primary regulator of the economy. Every corporate decision that involves customers, competitors, and business planning with respect to output, sales and pricing raises antitrust issues. Compliance with the antitrust laws is in the public interest, in the interest of the business community at large, and in our company’s interest.

Failing to recognize antitrust risk is costly. Antitrust litigation can be very expensive and time-consuming. Moreover, violations of the antitrust laws can, among other things, subject the Company and its individual associates to the imposition of injunctions, treble damages, and heavy fines. Criminal penalties may also be imposed, and individual employees can receive heavy fines or even be imprisoned. For this reason, antitrust compliance should be taken seriously at all levels within the Company.

A primary focus of antitrust laws is on dealings between competitors. In all interactions with actual or potential competitors all associates must follow the following rules:

•	Never agree with a competitor or a group of competitors to charge the same prices or to use the same pricing methods, to allocate services, customers, private or governmental payor contracts or territories among yourselves, to boycott or refuse to do business with a provider, vendor, payor or any other third party, or to refrain from the sale or marketing of, or limit the supply of, particular products or services;

•	Never discuss past, present, or future prices, pricing policies, bundling, discounts or allowances, royalties, terms or conditions of sale, costs, choice of customers, territorial markets, production quotas, allocation of customers or territories, or bidding on a job with a competitor;

•	An associate must always be mindful of their conduct. An “agreement” that violates the antitrust laws may be not only a written or oral agreement, but also a “gentlemen’s agreement” or a tacit understanding. Such an “agreement” need not be in writing. It can be inferred from conduct, discussions or communications of any sort with a representative of a competitor;

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•	Make every output-related decision (pricing, volume, etc.) independently, in light of costs and market conditions and competitive prices.

Another focus of antitrust law is how a company deals with customers, suppliers, contractors and other third parties. The following practices could raise antitrust issues, and associates should always consult with a member of management or the Nominating and Governance Committee before doing any of the following:

•	Refusing to sell to any customers or prospective customer;

•	Entering into any new distribution or supply agreement which differs in any respect from those previously approved;

•	Conditioning a sale on the customer’s purchasing another product or service, or on not purchasing the product of a competitor;

•	Agreeing with a customer on a minimum or maximum resale price of our products;

•	Imposing restrictions on the geographic area to which the Company’s customers may resell our products;

•	Requiring a supplier to purchase products from the Company as a condition of purchasing products from that supplier;

•	Entering into an exclusive dealing arrangement with a supplier or customer; or

•	Offering different prices, terms, services or allowances to different customers who compete or whose customers compete in the distribution of commodities.

If CuraGen has a dominant or potentially dominant position with respect to a particular product or market, especially rigorous standards of conduct must be followed. In these circumstances, all associates should consult with a member of management or the Nominating and Governance Committee before selling at unreasonably low prices or engaging in any bundling practices; and keep a member of management or the Nominating and Governance Committee fully informed of competitive strategies and conditions in any areas where the Company may have a significant market position.

Finally, all associates must immediately inform the Executive Committee if local, state or federal law enforcement officials request information from the Company concerning its operations.

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CuraGen Corporation

D.	Unfair Practices in International Business

Under the Foreign Corrupt Practices Act (“FCPA”), associates of the Company are prohibited from making certain gifts to foreign officials. “Foreign officials” include not only persons acting in an official capacity on behalf of a foreign government, agency, department or instrumentality, but also representatives of international organizations, foreign political parties and candidates for foreign public office. The gift is “corrupt” under the FCPA if it is made for the purpose of:

•	Influencing any act or decision of a foreign official in his official capacity;

•	Inducing a foreign official to do or omit to do any act in violation of his lawful duty;

•	Inducing a foreign official to use his position to affect any decision of the government; or

•	Inducing a foreign official to secure any “improper advantage.”

A gift is considered “corrupt” even when paid through an intermediary. Any associate who has any questions whatsoever as to whether a particular gift might be “corrupt” under the FCPA should contact a member of management or the Audit Committee.

E.	Objectivity in Research

CuraGen promotes objectivity in research and its success is dependent on the quality of its scientific research. It is therefore critical that an associate’s research not be biased by any personal financial interest or gain (e.g. salary, consulting fees, honoraria, equity interests, patents, etc.). This is true whether the research is performed on our own behalf, for a collaborator, contractor, or any other entity. CuraGen expects associate objectivity in the design, conduct, or reporting of research. An associate who believes that there could be a potential conflict in their ability to be objective should immediately report the matter to their supervisor or a member of the Executive Committee.

This statement replaces the policy statement previously issued.

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CuraGen Corporation

GOVERNMENT RELATIONS

Section VI

Associates must adhere to the highest standards of ethical conduct in all relationships with government employees and must not improperly attempt to influence the actions of any public official.

A.	Government Procurement

The U.S. Government and many state and local governments have adopted comprehensive laws and regulations governing their purchases of products from private contractors. These laws and regulations are intended to assure that governmental entities receive pricing, terms, and conditions equivalent to those granted to the company’s most favored commercial customers and that there is full and open competition in contracting.

When selling products or services to government procurement agencies, the Company is accountable for complying with all applicable procurement laws, regulations, and requirements. Certifications to, and contracts with, government agencies are to be signed by an authorized Company associate, based upon knowledge that all requirements have been fully satisfied.

B.	Payments to Officials

Payments or gifts shall not be made directly or indirectly to any government official or associate if the gift or payment is illegal under the laws of the country having jurisdiction over the transaction, or if it is for the purpose of influencing or inducing the recipient to do, or omit to do, any act in violation of his or her lawful duty. Under no circumstances should gifts be given to employees of the United States Government.

C.	Political Contributions

Company funds, property or services may not be contributed to any political party or committee, or to any candidate for or holder of any office of any government. This does not preclude, where lawful, company expenditures to support or oppose public referendum or separate ballot issues, or, where lawful and when reviewed and approved in advance by Company management, the formation and operation of a political action committee. Associates will not be prohibited from making personal contributions from their own funds, either on their own or in their capacity as representatives of CuraGen, but the contributions will not be eligible for reimbursement by CuraGen.

This statement replaces the policy statement issued December 18, 2002.

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CuraGen Corporation

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Section VII

A.	Securities Trades by Company Personnel

The Company expressly forbids any associate from trading on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The Securities Trades by Company Personnel Policy applies to every associate of the Company and extends to activities both within and outside their duties to the Company, including trading for a personal account.

The concept of who is an “insider” is broad. It includes officers, directors and employees of a Company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purpose. A temporary insider can include, among others, a company’s investment advisors, agents, attorneys, accountants and lending institutions, as well as the employees of such organizations. An associate may also become a temporary insider of another company with which our Company has a contractual relationship, to which it has made a loan, to which it provides advice or for which it performs other services.

Trading on inside information is not a basis for liability unless the information is material. This is information that a reasonable investor would consider important in making his or her investment decisions, or information that is likely to have a significant effect on the price of a company’s securities.

Information is non-public until it has been effectively communicated to the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information found in a report filed with the Securities and Exchange Commission or appearing in a national newspaper would be considered public.

CuraGen’s disclosure policy covers material communications by company officers, board members (directors), the investor relations officer, and other authorized CuraGen spokespersons, with analysts, professional investors or any other holder of the company’s securities who the company may reasonably expect might trade on that information.

Each associate is required to be familiar with and abide by the Company’s Securities Trades by Company Personnel Policy. Upon commencement of association with the Company this policy is communicated to all Company associates, who are then asked to acknowledge receipt, and it is also available upon request from the Human Resources Department as well as CuraGen’s intranet site.

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B.	Equal Employment Opportunity

As described in the Company’s Employee Policies and Procedures Manual, the Company makes employment-related decisions without regard to a person’s race, color, religious creed, age, sex, sexual orientation, marital status, national origin, ancestry, present or past history of mental disorder, mental retardation, learning disability or physical disability, including, but not limited to, blindness and genetic predisposition, any other protected category, or any other factor unrelated to a person’s ability to perform the person’s job. “Employment decisions” generally mean decisions relating to hiring, recruiting, training, promotions and compensation, but the term may encompass other employment actions as well.

Each associate is required to be familiar with and abide by the Company’s Equal Employment Opportunity Policy. Upon commencement of association with the Company this policy is communicated to all Company associates, who are then asked to acknowledge receipt, as part of the Employee Policies and Procedures Manual, and is also available upon request from the Human Resources Department.

C.	Productive Work Environment and Sexual Harassment Policies

As set forth in the Employee Policies and Procedures Manual, the Company is committed to maintaining a collegial and productive work environment in which all individuals are treated with respect and dignity and which is free of sexual harassment. In keeping with this commitment, the Company will not tolerate sexual or other harassment of associates by anyone, including any supervisor, co-worker, vendor, client or customer, whether in the workplace, at assignments outside the workplace, at company-sponsored social functions or elsewhere.

Each associate is required to be familiar with and abide by the Company’s Productive Work Environment and Sexual Harassment Policies. Upon commencement of association with the Company these policies are communicated to all Company associates, who are then asked to acknowledge receipt, as part of the Employee Policies and Procedures Manual and are also available upon request from the Human Resources Department.

D.	Health, Safety & Environment Laws

Health, safety, and environmental responsibilities are fundamental to the Company’s values. Associates are responsible for ensuring that the company complies with all provisions of the health, safety, and environmental laws of the United States and of other countries where CuraGen does business.

The penalties that can be imposed against the company and its associates for failure to comply with health, safety, and environmental laws can be substantial, and include imprisonment and fines.

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Each associate is required to be familiar with and abide by the Company’s Safety Manual. Upon commencement of association with the Company this Manual is communicated to all Company associates, who are then asked to acknowledge receipt, and is also available upon request from the Human Resources Department.

E.	Whistleblower Policy

CuraGen’s Whistleblower Policy makes its associates aware of the importance of reporting to CuraGen any suspected violations of criminal law or securities law, acts of fraud against shareholders or questionable auditing or accounting matters. As a publicly traded company, CuraGen prohibits these acts and is committed to protecting employees from adverse employment actions if employees report such activities. This Policy also provides employees with guidance regarding the proper channels to report any suspected violations of criminal law or securities law, acts of fraud against shareholders or questionable auditing or accounting matters.

Each associate is required to be familiar with and abide by the Company’s Whistleblower Policy. Upon commencement of association with the Company this policy is communicated to all Company associates, who are then asked to acknowledge receipt, and is also available upon request from the Human Resources Department as well as on CuraGen’s intranet site.

F.	Code of Ethics

CuraGen’s Code of Ethics applies to the Company’s Chief Executive Officer and all senior financial officers, including the Chief Financial Officer and Vice President of Finance. The Policy requires full, fair, accurate, timely and understandable disclosures in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. The policy also places responsibility for the reporting of any violations of the Code of Ethics to the Audit Committee using the channels of communication established by the Company’s Whistleblower Policy.

The Chief Executive Officer and all senior financial officers are required to be familiar with and abide by the Company’s Code of Ethics. This policy is communicated to the appropriate personnel who are asked to acknowledge receipt and is also available from the Human Resources Department as well as on CuraGen’s intranet site.

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NON-RETALIATION

Section VIII

Any associate who reports a suspected violation under the Code by the Company, or its agents acting on behalf of the Company, to a member of management, a supervisor, or the Nominating and Governance Committee, may not be fired, demoted, reprimanded or otherwise harmed for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the associate, the associate’s supervisor or senior management of the Company. In addition, any associate who reports a suspected violation under the Code which the associate reasonably believes constitutes a violation of a federal statute by the Company, or its agents acting on behalf of the Company, to a federal regulatory or law enforcement agency, may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of the associate’s employment for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the associate, the associate’s supervisor or senior management of the Company.

The Company will neither tolerate nor condone retaliation against any associate who reasonably believes a violation of the Code or other unlawful activity has occurred and who makes a report of such conduct. If an associate believes that the associate has been a victim of any retaliatory conduct for making such a complaint, the associate should report those concerns to a member of management, a supervisor, or the Nominating and Governance Committee. Alternatively, an associate may file a complaint with the Federal Department of Labor (the “DOL”) within 90 days of the conduct.

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CuraGen Corporation

WAIVER PROCEDURES

Section IX

If any situation should arise where a course of action would likely result in a violation of the Code but for which the associate thinks that a valid reason for the course of action exists, the associate should contact either a member of the Executive Committee or a member of the Nominating and Governance Committee to obtain a waiver prior to the time the action is taken. No waivers will be granted after the fact for actions already taken. Except as noted below, the appropriate personnel will review all the facts surrounding the proposed course of action and will determine whether a waiver from any policy in the Code should be granted.

Waiver requests by an executive officer or member of the Board of Directors shall be referred by the Nominating and Governance Committee, with its recommendation, to the Board of Directors or a committee thereof for consideration. If either (i) a majority of the independent directors on the Board of Directors, or (ii) a committee comprised solely of independent directors agrees that the waiver should be granted, it will be granted. The Company will disclose the nature and reasons for the waiver on a Form 8-K to be filed within five days of the waiver with the Securities and Exchange Commission or otherwise as required by the Securities and Exchange Commission or The NASDAQ Stock Market. If the Board denies the request for a waiver, the waiver will not be granted and the associate may not pursue the intended course of action.

It is the Company’s policy only to grant waivers from the Code in limited and compelling circumstances.

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CuraGen Corporation

ASSOCIATE’S AGREEMENT TO COMPLY

APPENDIX

I have read CuraGen Corporation’s Corporate Code of Conduct (the “Code”). I have obtained an interpretation of any provision about which I had a question. I agree to abide by the provisions of the Code. Based on my review, I acknowledge that:

To the best of my knowledge, I am not in violation of, or aware of any violation by others of, any provision contained in the Code;

OR

I have made a full disclosure on the reverse side of this acknowledgement of the facts regarding any possible violation of the provisions set forth in the Code.

In addition, I understand that I am required to report any suspected or actual violation of the Code and I understand that I may make such reports on a fully anonymous basis through the mechanisms described in this Code. I understand that I am required to cooperate fully with the Company in connection with the investigation of any suspected violation. I understand that my failure to comply with the Code or its procedures may result in disciplinary action, up to and including termination.

By:	Date:
Name (Please print):
Department/Location:

20	Effective March 1, 2004